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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GAMETECH INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GAMETECH INTERNATIONAL, INC.
900 Sandhill Road
Reno, Nevada 89521

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2003

To Our Stockholders:

        The 2003 Annual Meeting of Stockholders of GAMETECH INTERNATIONAL, INC., a Delaware corporation, will be held at 900 Sandhill Road, Reno, Nevada, on May 20, 2003, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect two directors to serve as Class I directors, each to serve for a three-year term expiring in 2006;

  2.
  To ratify the appointment of Ernst & Young, LLP as our independent public accountants for the fiscal year ending October 31, 2003;

  3.
  To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        We have fixed the close of business on April 14, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of common stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy.

        We cordially invite you to attend the meeting. Please read the attached proxy statement for a discussion of the matters to be voted on at the meeting.

                      Sincerely,

                      Andrejs K. Bunkse
                       Secretary

Reno, Nevada
April 15, 2003

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.
PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE
ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

GAMETECH INTERNATIONAL, INC.
900 Sandhill Road
Reno, Nevada 89521

PROXY STATEMENT

General

        This proxy statement is being furnished to stockholders of GAMETECH INTERNATIONAL, INC., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at our 2003 Annual Meeting of Stockholders to be held on May 20, 2003, at 9:00 a.m., local time, and any adjournment or postponement thereof. A copy of the Notice of the Meeting accompanies this Proxy Statement. These proxy materials are being mailed on or about April 22, 2003 to all stockholders entitled to vote at the meeting.

Voting Securities And Voting Rights

        Only stockholders of record at the close of business on April 14, 2003, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On the record date, there were 11,727,439 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of our common stock held of record on the record date.

        The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of the votes properly cast in person or by proxy will be required to elect directors and the affirmative vote of a majority of the shares present in person or represented by proxy will be required for the ratification of the appointment of Ernst & Young, LLP as our independent public accountants for the fiscal year ending October 31, 2003.

        Votes cast in person or by proxy at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

        When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (i) "for" the election of nominees set forth in this proxy statement, and (ii) "for" the ratification of the appointment of Ernst & Young, LLP as our independent public accountants for the fiscal year ending October 31, 2003.

Revocability of Proxies

        Any person giving a proxy may revoke the proxy at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

        We will pay the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

        Our 2002 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the "Compensation Committee Report on Executive Compensation," "Report of the Audit Committee," and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

        We will provide upon written request, without charge to each stockholder of record as of the record date, a copy of our annual report on Form 10-K for the fiscal year ended October 31, 2002, as filed with the Securities and Exchange Commission. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibit. Any such requests should be directed to our corporate secretary at our corporate offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

        Our bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. Presently, the number of directors is fixed at nine and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The Board of Directors has nominated Clarence H. Thiesen and Douglas M. Hayes for election as Class I directors for three-year terms expiring in 2006 or until their respective successors have been elected and qualified.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Thiesen and Hayes currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of our meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

        We recommend a vote "for" the nominees named herein.

        The following table sets forth certain information regarding our directors.

Name	Position	Term Expires
Frederick C. Lane	Chairman (1)(2)(3)(4)	2004
Richard T. Fedor	Vice-Chairman (2)(3)	2005
Clarence H. Thiesen	Chief Executive Officer and Director (3)	2003
Vern D. Blanchard	Director (2)(3)	2005
Douglas M. Hayes	Director (1)(2)(3)(4)	2003
Gerald R. Novotny	Director (3)	2005
Charles W. Scharer	Director (1)(2)(3)(4)	2004

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Executive Committee

(4)
Nominating/Corporate Governance Committee

        FREDERICK C. LANE, 53, has served as the non-executive Chairman of our Board of Directors since October 2000 and as a director since March 1998. Mr. Lane is Chairman and Chief Executive Officer of Lane, Berry & Co. International, a private investment banking firm providing financial advice and investment banking services to corporations and boards of directors. Mr. Lane served as a Managing Director in Investment Banking for Credit Suisse First Boston, the successor firm to Donaldson, Lufkin & Jenrette, from November 2000 until December 2001. Mr. Lane served as a Managing Director for Donaldson, Lufkin & Jenrette, from January 1980 until November 2000. From 1989 to 1995, Mr. Lane served as Co-Head of the Mergers and Acquisitions Department of Donaldson, Lufkin & Jenrette. Mr. Lane joined Donaldson, Lufkin & Jenrette in 1976 after spending three years at Coopers & Lybrand during which time he received his CPA. He graduated from Harvard College, cum laude, in 1971 and received his MBA, With Distinction, from Harvard Business School in 1973.

        RICHARD T. FEDOR, 57, has served as our Vice-Chairman since October 2000 and as a director since 1994. Mr. Fedor is a co-founder of our company and served as our Chairman of the Board from 1994 until October 2000. Mr. Fedor served as our Chief Executive Officer from 1994 until March 1998. On

August 1, 1999, Mr. Fedor returned as interim Chief Executive Officer and served as such until October 2000. From 1991 to 1994, Mr. Fedor's occupation was that of a private investor. From 1987 to 1991, Mr. Fedor was President of ZYGO Corporation, a manufacturer of high-performance, laser-based electro-optical measuring instruments. From 1985 to 1987, Mr. Fedor held the position of Operations Vice President at International Game Technology. Mr. Fedor has also held various senior management positions at Hewlett Packard and GTE.

        CLARENCE H. THIESEN, 71, has served as our Chief Executive Officer since September 2001 and as a member of our Board of Directors since 1994. Mr. Thiesen is a co-founder of our company and served as Chief Financial Officer from 1994 until March 1998. Mr. Thiesen served as a financial consultant from 1992 to 1994. From 1988 to 1992, Mr. Thiesen was Vice President, Finance of ZYGO Corporation, where he focused on sourcing in the Far East and assisted in restructuring the company. From 1986 to 1988, Mr. Thiesen was the President of Keno Computer Systems. From 1981 to 1986, Mr. Thiesen was the Vice President of Finance at International Game Technology, where he specialized in acquisitions, the installation of new accounting, budgeting, and forecasting systems, and financial public relations. Mr. Thiesen is a graduate of Claremont McKenna College and received an MBA from the University of California—Berkeley.

        VERN D. BLANCHARD, 47, is a co-founder of our company and has served as a member of our Board of Directors since November 2001. Mr. Blanchard served as Director of Engineering of our company from 1994 until his retirement in June 2001. Mr. Blanchard has over 10 years experience in the bingo industry. He was the inventor of our initial hand-held and fixed-base bingo systems. Mr. Blanchard has spoken before the Patent and Trademark Office concerning software patents and other intellectual property issues and is well publicized in the software industry. Mr. Blanchard started his business career in real estate, and at 21, became one of the youngest real estate brokers in California honored as one of the 100 charter members of the Academy of Real Estate.

        DOUGLAS M. HAYES, 59, has served as a member of our Board of Directors since March 1998. Mr. Hayes has been President of Hayes Capital Corporation since 1997. Mr. Hayes was Chairman of Compass Aerospace Corporation from 1997 to 2002. From 1986 to 1997, Mr. Hayes was a Managing Director, Investment Banking of Donaldson, Lufkin & Jenrette in Los Angeles. Mr. Hayes also serves as a director of Reliance Steel & Aluminum Co. and Circor International, Inc., both publicly traded companies. Mr. Hayes, a graduate of Dartmouth College, served two years in the U.S. Navy and received an MBA from Harvard Business School.

        GERALD R. NOVOTNY, 59, has served as a member of our Board of Directors since February 1999. Mr. Novotny served as our Vice President of Strategic Business Development from February 1999 through February 2001. In 2002, Mr. Novotny was named to the Bingo Hall of Fame. In 1986, Mr. Novotny founded BCMC, which in 1997 merged with Opportunity Software Inc. to form Bingo Technologies Corporation, or BTC, a leading full-service provider of electronic video bingo services. Mr. Novotny served as Chairman of the Board and Chief Executive Officer of both BCMC and BTC until we acquired both companies in February 1999. Mr. Novotny graduated from the University of Nebraska in 1966 with a Bachelor of Science Degree in Electrical Engineering.

        CHARLES W. SCHARER, 48, has served as a member of our Board of Directors since September 2001. A 22-year veteran of the gaming industry, Mr. Scharer ended an 18-year career with Harveys Casino Resorts in January 2001. He was Harveys President and Chief Executive Officer from 1995 until his retirement in January 2001. From 1988 to 1995, Mr. Scharer served as Chief Financial Officer and held various other management positions during his tenure with Harvey's. Mr. Scharer is a Commissioner on the Nevada Commission on Tourism, appointed by Governor Kenny C. Guinn in November 1999. He also sits on the Board of Directors of Monarch Casino & Resort, Inc. (NASDAQ:MCRI), which owns and operates the Atlantis Casino & Resort located in Reno, Nevada. Mr. Scharer, a Certified Public Accountant, graduated from San Jose State University in 1979.

Meetings and Committees of the Board of Directors

        During fiscal 2002, there were 11 meetings of the Board of Directors. No director attended less than 75% of the Board of Directors meetings while serving as such director or less than 75% of all committee meetings on which he served as a Committee member.

        Our Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating/Corporate Governance Committee.

        The Audit Committee (a) oversees our accounting and financial reporting processes and audits of our financial statements; and (b) provides assistance to our Board of Directors with respect to its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditors' qualifications and independence, and (4) the performance of our independent auditors. During the fiscal year ended October 31, 2002, the Audit Committee held five meetings.

        The Compensation Committee discharges the responsibilities of the Board of Directors relating to our compensation programs and compensation of our executive officers. During the fiscal year ended October 31, 2002, the Compensation Committee held one meeting.

        The Executive Committee may exercise all or any of the authority of the Board of Directors in the management of the business and affairs of our company, except as limited by Delaware law. During the fiscal year ended October 31, 2002, the Executive Committee held 15 meetings.

        The Nominating/Corporate Governance Committee (a) identifies and recommends individuals qualified to become board members; (b) develops and recommends to the Board of Directors a set of corporate governance principles applicable to our company; and (c) oversees the selection and composition of committees of the Board of Directors and, as applicable, oversees management continuity planning processes. Because our Board of Directors formed this committee subsequent to October 31, 2002, the committee did not hold any meetings during fiscal 2002.

Compensation of Directors

        Directors who are full-time employees of our company receive no additional compensation for serving as directors. Non-employee directors receive a quarterly director's fee of $4,000 and reimbursement of expenses per board or committee meeting attended. Our Chairman, in recognition for the time and effort committed to our company, receives a monthly fee of $8,000 in lieu of normal quarterly director's fees. In addition, under our Incentive Stock Option Plan, each non-employee director receives a grant of 4,000 shares upon joining the Board of Directors and an annual grant of options to purchase 4,000 shares of common stock. The exercise price of the options is equal to the fair market value of common stock on the date of grant, and each option has a term of ten years and becomes exercisable immediately.

EXECUTIVE COMPENSATION

        The following table sets forth compensation for services rendered in all capacities to us for the fiscal years ended October 31, 2002, 2001, and 2000 of all persons who served as our Chief Executive Officer, and the other four most highly compensated executive officers of our company who received annual compensation exceeding $100,000 during fiscal 2002.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation Awards
		Annual Compensation
	Fiscal Year				Securities Underlying Options(#)(1)(2)		All Other Compensation(3)
		Salary ($)(1)		Bonus ($)
Clarence H. Thiesen Chief Executive Officer	2002 2001	200,000 13,333	(4)	45,000 —	10,000 5,000	(5)	2,003 —
Andrejs K. Bunkse Vice President & General Counsel/Corporate Secretary	2002 2001 2000	155,324 129,125 80,000		30,000 — 45,000	— 15,000 10,000		13,476 6,000 —
Richard M. Kelley(6) Chief Financial Officer and Treasurer	2002 2001	158,449 108,391		— —	— 100,000	(6)	212,209 7,000	(6)

(1)
The officers listed received certain perquisites, none of which exceeded the lesser of $50,000 or 10% of the total salary and bonus for the respective officer.

(2)
The exercise price of all options listed was equal to the fair market value of our common stock on the date of grant.

(3)
Amounts include car allowances and profit sharing compensation for the respective officers.

(4)
Mr. Thiesen became our Chief Executive Officer effective September 29, 2001. The table above reflects compensation for one month in fiscal 2001 at an annual rate of $200,000.

(5)
Mr. Thiesen received these options in his capacity as a non-employee director of our company prior to his serving as our Chief Executive Officer.

(6)
Mr. Kelley served as our Chief Financial Officer—Treasurer from February 28, 2001 until his resignation on October 4, 2002. Pursuant to a Severance Agreement and Release, we paid Mr. Kelley $200,000, which included $30,000 in consideration for the cancellation of 100,000 stock options previously granted.

Option Grants

        The following table sets forth certain information with respect to stock options granted to the named executive officers during fiscal 2002.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
						Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year
Name				Exercise Price	Expiration Date
						5%	10%
Clarence H. Thiesen	10,000	(2)	7%	$3.70	11-06-11	$23,300	$59,000
Andrejs K. Bunkse	—		—	—	—	—	—
Richard M. Kelley	—		—	—	—	—	—

(1)
Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with SEC rules and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

(2)
The options were vested immediately upon grant.

Year-End Option Values

        The following table sets forth the number and value of stock options held by each listed officer as of the end of October 31, 2002. None of these officers exercised options during fiscal 2002.

FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year-End			Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
	Exercisable		Unexercisable	Exercisable	Unexercisable
Clarence H. Thiesen	18,000	(2)	—	$1,140	$—
Andrejs K. Bunkse	31,250		18,750	$4,725	$1,575
Richard M. Kelley(3)	—		—	$—	$—

(1)
Calculated based upon the closing price of our common stock as reported on the NASDAQ National Market on October 31, 2002 of $3.51 per share. The exercise prices of certain options held by our executive officers on October 31, 2002 were greater than $3.51 per share.

(2)
Mr. Thiesen received a portion of these options in his capacity as a non-employee director of our company prior to his serving as our Chief Executive Officer.

(3)
Mr. Kelley resigned as Chief Financial Officer and Treasurer effective October 4, 2002. Pursuant to a Severance Agreement and Release, all vested options were cancelled upon termination of his employment.

1997 Incentive Stock Plan

        Our 1997 Incentive Stock Plan authorizes the grant of options to purchase up to 4,000,000 shares of our common stock. As of January 13, 2003, 1,620,700 shares of common stock have been issued upon exercise of options granted under the plan, and there were outstanding options to acquire 942,160 shares of common stock under the plan. As of that date, an additional 1,437,140 shares of common stock were available for grant under the plan. The 1997 plan provides for the grant of incentive stock options or non-qualified stock options.

        Directors, officers, employees, and consultants of our company, as selected from time to time by our Board of Directors or the committee administering the 1997 plan, will be eligible to participate in the plan. The 1997 plan may be administered by different bodies with respect to directors, officers who are not directors, and employees who are neither directors nor officers of our company. Subject to certain limitations, the plan administrator has complete discretion to determine which individuals are eligible to receive awards under the plan, the form and vesting schedule of awards, the number of shares subject to each award, and the exercise price, the manner of payment and expiration date applicable to each award. Options that expire or become unexercisable for any reason without being exercised in full will become available for future grant under the 1997 plan. Under the terms of the 1997 plan, all options will expire as follows:

  •
  on the date that is the earliest of 30 days after the holder's termination of employment with our company;

  •
  one year after the holder's death; or

  •
  10 years after the date of grant.

        The exercise price per share of an incentive stock option will be determined by the plan administrator at the time of grant, but in no event may be less than the fair market value of our common stock on the date of grant. Notwithstanding the foregoing, if an incentive stock option is granted to a participant who owns more than 10% of the voting power of all classes of stock of our company, the exercise price will be at least 110% of the fair market value of our common stock on the date of grant and the exercise period will not exceed five years from the date of grant. The plan administrator in its sole discretion will determine the exercise price per share of non-qualified stock options.

        The 1997 plan contains provisions that will proportionately adjust the number of shares of common stock underlying each outstanding option, the exercise price per share of such options, and the number of shares of common stock authorized for issuance under the plan but as to which no options have yet been granted in the event of any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination, or reclassification of our common stock, or any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration by our company.

        In the event of a proposed dissolution or liquidation of our company, each option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by our Board of Directors. Our Board of Directors may, in the exercise of its sole discretion in such instances, declare that any option will terminate as of a date fixed by the Board of Directors and give each optionee the right to exercise outstanding options as to all or any part of the options, including shares as to which the option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of our company, or the merger of our company with or into another corporation, each option may be assumed or an equivalent option may be substituted by the successor corporation, or if such successor corporation does not assume the option or substitute an equivalent option, our Board of Directors may, in lieu of such assumption or substitute, provide the optionee the right to exercise the option as to all of the shares underlying the option, including shares as to which the option would not otherwise be exercisable. If our Board of Directors makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board will notify the optionee that the option will be fully exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

        Our Board of Directors may amend or terminate the 1997 plan from time to time in such respects as the Board deems advisable. We will obtain stockholder approval of any amendment to the plan to the extent necessary and desirable to comply with Rule 16b-3 of the Securities Exchange Act and with Section 422 of the Internal Revenue Code. Any such amendment or termination of the plan will not affect options already granted and such options will remain in full force and effect as if the plan had not been amended or terminated, unless mutually agreed between the optionee and the Board of Directors.

Restricted Stock Plan

        On October 4, 2001, the Company adopted the 2001 Restricted Stock Plan (the "2001 Plan"). Under the 2001 Plan, the Company authorizes the granting of restricted stock to employees who are not officers or directors, consultants, and independent contractors. The Company has reserved 50,000 shares of common stock for grant under the 2001 Plan, which included 18,500 shares and 400 shares granted on October 4, 2001 and June 30, 2002, respectively. Based on the market price of the Company's shares at that date, compensation expense of $50,000 and $1,000 was recorded on October 4, 2001 and June 30, 2002, respectively.

Employment Contracts and Severance Agreements

        Clarence H. Thiesen entered into an employment agreement on December 20, 2001 to serve as our Chief Executive Officer. Mr. Thiesen's employment agreement was for a one-year term from October 1, 2001 to September 30, 2002, and provides for a base salary of $200,000 for this one-year term. Mr. Thiesen may be awarded an annual bonus at the discretion of the Board of Directors. Mr. Thiesen's agreement was terminable by us for cause. The agreement provided that Mr. Thiesen may not compete with our company during the term of his employment and for a period of six months following his retirement. In the event of termination of his employment, Mr. Thiesen has agreed not to compete with our company for the longer of (1) the period of time that we provide any compensation or benefits to Mr. Thiesen, or (2) six months. Mr. Thiesen continues to serve as our Chief Executive Officer although we have not formally extended his employment agreement beyond September 30, 2002. His current salary is $200,000.

        Andrejs K. Bunkse entered into an employment agreement on October 1, 1997 to serve as our General Counsel and Corporate Secretary through September 30, 2003. The employment agreement currently provides for a base salary of $160,000 per year which may be increased, but not decreased, at the discretion of the Board of Directors. Mr. Bunkse may be awarded an annual bonus at the discretion of the Board of Directors as described herein. Mr. Bunkse's employment agreement is for a term of two years, and will automatically renew unless otherwise terminated. If Mr. Bunkse's employment is constructively terminated or terminated by us without cause, he is entitled to receive an amount equal to two years of his base salary and immediate vesting of any stock options. If Mr. Bunkse's employment is terminated due to our decision not to renew the term of Mr. Bunkse's employment agreement, he is entitled to receive an amount equal to one year of his base salary and immediate vesting of any stock options. In the event of a change of control, the term of Mr. Bunkse's agreement will automatically extend for two years following the effective date of the change of control, however, Mr. Bunkse may elect to terminate his employment within 12 months from change of control. If Mr. Bunkse elects to terminate his employment during such period, he will be entitled to receive an amount equal to two years of his base salary and immediate vesting of any stock options. Mr. Bunkse's employment is terminable by us for cause. The agreement provides that Mr. Bunkse may not compete with us during the term of his employment and for a period of two years after his retirement or other termination of his employment. The agreement also provides that Mr. Bunkse is entitled to participate in any long-term incentive plan that we provide to our executives.

        John Hewitt entered into an employment letter agreement on October 2, 2002 to serve as our Chief Financial Officer and Treasurer. The employment agreement provides for a base salary of $140,000 per year. In the event of a change of control, the 10,000 stock options that Mr. Hewitt was granted at the time of his engagement will immediately vest.

        Richard M. Kelley entered into an employment agreement on February 28, 2001 to serve as our Chief Financial Officer and Treasurer. Mr. Kelley resigned as Chief Financial Officer and Treasurer as of October 4, 2002. He entered into a Severance Agreement and Release on October 4, 2002. Pursuant to this agreement, Mr. Kelley received a gross payment of $170,000. In addition, he received a gross payment of $30,000 in consideration for the cancellation of 100,000 stock options previously granted and Mr. Kelley's agreement not to compete with our company through October 4, 2003.

Indemnification of Directors, Officers, Employees, and Agents

        We have adopted provisions in our bylaws that require us to indemnify our directors, officers, employees, and agents against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On February 8, 1999, we acquired BTC by entering into a Stock Purchase Agreement and Escrow Agreement with BTC and its stockholders: John A. Larsen, Keith A. Novotny, and Gerald R. Novotny. The consideration that we paid in connection with the acquisition was as follows: Siblings Partner's L.P., of which Gerald R. Novotny is the General Partner and Keith A. Novotny is the Initial Limited Partner, received 1,866,938 unregistered shares of our common stock, $5.9 million in cash, as well as $943,000 in unsecured promissory notes; Mr. Larsen individually received $2.9 million in cash and $3.7 million in unsecured promissory notes.

        In connection with the acquisition, the parties entered into certain ancillary documents, including executive employment agreements and non-competition agreements with Gerald Novotny, Keith Novotny, and John Larsen, the Chairman and Chief Executive Officer, Chief Operating Officer, and President, respectively, of BTC. Gerald Novotny, Keith Novotny, and John Larsen also joined our Board of Directors. Keith Novotny and John Larsen have both subsequently resigned from our Board.

        In connection with the acquisition, BTC's stockholders made certain representations and warranties, and a portion of the purchase price was placed into escrow as security for the breach of any of these representations and warranties. During February 2000, we notified BTC's stockholders that we had certain claims for indemnification against them for breaches of representations and warranties from the acquisition. We estimated that our claims exceeded the amounts held in escrow, and we requested that no amounts in escrow be released pending a final determination of our claims. The escrow fund consisted of 373,387 shares of our common stock and approximately $2.0 million cash. BTC's stockholders delivered their objections to the escrow on February 24, 2000, objecting to all of our indemnification claims. The parties settled the claims on June 25, 2002, which resulted in payment to us from the escrow account. In a separate agreement, we prepaid certain note obligations to BTC's stockholders at a 9% discount rate.

        Gary Held, a former director of our company, entered into a consulting agreement with us on June 13, 2001. Pursuant to the consulting agreement, Mr. Held will provide consulting services in exchange for payment of a single lump sum of $297,083, the equivalent of two years' salary, made in July 2001. Also pursuant to the consulting agreement, we will reimburse Mr. Held and certain dependants for health insurance coverage according to certain limitations, and Mr. Held has agreed to not compete with our company through June 13, 2003. Mr. Held resigned as a member of our Board of Directors as of October 31, 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors convenes on at least an annual basis to discuss the productivity of each executive officer. If we have met the growth and profit objectives the Board has set for the period of review and the executive has been successful in meeting his Board-outlined objectives, the Compensation Committee will award such executive with an appropriate bonus commensurate with his performance and value to our company.

        The Committee, consists of five non-employee directors, three of whom are "independent" of our company and management, as that term is defined by NASDAQ listing standards. The Committee establishes the general compensation policies of our company and approves specific compensation for each executive officer. The Committee's intent is to make the compensation packages of our executive officers sufficient to attract and retain persons of exceptional quality and to provide effective incentives to motivate and reward our executives for achieving our financial and strategic goals essential to our long-term success and growth in stockholder value. Our executive compensation packages typically consists of (1) base salary; (2) bonus; (3) stock options under our 1997 Amended and Restated Incentive Stock Option Plan; and (4) any other perquisites that may be comparable to other companies and that the Committee deems appropriate.

Base Compensation

        The Committee's approach is to offer executives salaries competitive with those of other executives in the industry in which we operate. To that end, the Committee evaluates the competitiveness of base salary levels based on information drawn from a variety of sources, including published and proprietary survey data and our own experience recruiting and retaining executives, although complete information is not easily obtainable. Our base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance, and the performance of the individual executive.

Compensation of the Chief Executive Officer

        In determining Mr. Thiesen's compensation, the Committee considered his performance during the fiscal year. The Committee has set Mr. Thiesen's salary at an annual rate of $200,000.

Bonuses

        In addition to base salary, executives are eligible to receive a discretionary annual bonus. At the beginning of each year, the Committee and the Chief Executive Officer review each individual executive's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the executive within our company. In addition, for all executives, the Committee reviews our actual financial performance against its internally budgeted performance in determining year-end bonuses, if any. However, the Committee does not set objective performance targets for executives other than the Chief Executive Officer and sales and marketing personnel. Based on our financial performance and the achievement of various corporate objectives during fiscal 2002, the Committee paid to Messrs. Thiesen and Bunkse bonuses of $45,000 and $30,000, respectively.

Stock Options

        From time to time, we grant stock options in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of our common stock. Grants of stock options are designed to align the executive's interest with that of our stockholders. In awarding option grants, the Committee will consider, among other things, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to each of the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We believe that the compensation arrangements with our executive officers will not exceed the limits on deductibility during the current fiscal year.

        This report has been furnished by the members of the Compensation Committee of the Board of Directors of GameTech International, Inc.

Dated: April 15, 2003

Charles W. Scharer, Chairman
Frederick C. Lane
Richard T. Fedor
Douglas M. Hayes
Vern D. Blanchard

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of Messrs. Lane, Hayes, Scharer, Blanchard, and Fedor. Mr. Scharer currently serves as Chairman.

        Mr. Fedor is a co-founder of our company and served as our Chief Executive Officer from 1994 until March 1998. On August 1, 1999, Mr. Fedor returned as interim Chief Executive Officer and served as such until October 2000. Mr. Fedor also served as President from 1994 until August 1, 1997.

        Mr. Blanchard is a co-founder of our company and served as our Director of Engineering from 1994 until his retirement in June 2001.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, officers, and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

        Based on our review of such forms received by us during the fiscal year ended October 31, 2002 and written representation that no other reports were required, we believe that each person that at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year except that Messrs. Blanchard and Fedor each filed one late report on Form 4 covering one transaction.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of April 14, 2003 for (i) all directors, our Chief Executive Officer, and our current and former executive officers listed in the Summary Compensation Table under "Executive Compensation," (ii) all directors and executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)		Percent
Directors and Executive Officers:
Clarence H. Thiesen	453,000	(4)	3.9%
Frederick C. Lane	45,000	(5)	*
Richard T. Fedor	2,994,836	(6)	25.5%
Gerald R. Novotny	1,034,778	(7)	8.8%
Douglas M. Hayes	63,667	(8)	*
Charles W. Scharer	12,000	(9)	*
Vern D. Blanchard	1,053,355	(10)	8.9%
Richard M. Kelley	—		—
Andrejs K. Bunkse	50,000	(11)	*
All directors and executive officers as group (consisting of 9 current and 1 previous directors and officers)	5,706,636		48.1%
5% Stockholders:
Delta Partners, LLC	968,475	(12)	8.7%
Keane Capital Management, Inc.	615,080	(13)	5.2%

*
Less than 1%

(1)
Except as otherwise indicated, all persons listed can be reached at our company offices at 900 Sandhill Road, Reno, Nevada 89521.

(2)
Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)
The percentages shown are calculated based upon 11,727,439 shares of our common stock outstanding on April 14, 2003. The percentages shown include the shares of common stock that each named stockholder has the right to acquire within 60 days of April 14, 2003. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(4)
Includes (i) 18,000 shares of common stock issuable upon the exercise of stock options, and (ii) 110,000 shares owned of record by Mr. Thiesen's wife, of which Mr. Thiesen disclaims beneficial ownership.

(5)
Includes 17,000 shares of common stock issuable upon the exercise of stock options.

(6)
Includes (i) 8,000 shares of common stock issuable upon the exercise of stock options and (ii) 1,021,255 shares owned of record by Mr. Fedor's wife and minor children, of which Mr. Fedor disclaims beneficial ownership of 900 shares of common stock owned by Mrs. Fedor and has shared dispositive power with Mrs. Fedor for the 1,020,325 shares held by their minor children.

(7)
Includes (a) 609,698 shares of common stock held by a family trust of which Mr. Novotny and his wife are co-trustees; (b) 413,080 shares of common stock held by an unaffiliated custodian for

  Mr. Novotny's minor son; and (c) 12,000 shares of common stock issuable upon exercise of stock options held by Mr. Novotny. Mr. Novotny has sole voting and dispositive power over the shares held in the family trust and has shared voting and dispositive power held by the unaffiliated custodian.

(8)
Includes 17,000 shares of common stock issuable upon the exercise of stock options.

(9)
Represents shares of common stock issuable upon the exercise of stock options.

(10)
Includes (i) 1,035,875 shares of our stock held by the CJB Family Trust, (ii) 12,000 shares of common stock issuable upon the exercise of stock options held by Mr. Blanchard and (iii) 5,480 shares of our stock held by Mr. Blanchard. Mr. Blanchard is the sole trustee of the CJB Family Trust and has sole voting power and dispositive power with respect to the common stock held by the trust.

(11)
Includes 40,000 shares of our stock issuable upon exercise of stock options.

(12)
Represents 968,475 shares of common stock beneficially owned by various entities under common control of Delta Partners, LLC. Delta Partners, LLC has shared voting and dispositive power over all such shares. The address of Delta Partners, LLC is One Financial Center, Suite 1600, Boston, Massachusetts 02116. Beneficial ownership information is based upon a Schedule 13G/A filed with the Securities and Exchange Commission as of July 29, 2002.

(13)
Represents 615,080 shares of common stock beneficially owned by various entities under common control of Keane Capital Management, Inc. Keane Capital has sole voting and dispositive power over all such shares. The address of Keane Capital Management, Inc. is 3420 Toringdon Way, Suite 350, Charlotte, North Carolina 28277. Beneficial ownership information is based upon a Schedule 13G filed with the Securities and Exchange Commission as of February 14, 2003.

PERFORMANCE GRAPH

        The following line graph compares cumulative total stockholder returns for (a) our common stock, (b) the gaming activities industry average, and (c) the NASDAQ Composite Index. The graph assumes an investment of $100 in our common stock as of November 25, 1997, the initial day on which our common stock was traded, and an investment in each of the NASDAQ Composite Index and the gaming activities industry average of $100 on November 25,1997. The graph covers the period from November 25, 1997 through October 31, 2002.

        The calculation of cumulative stockholder return for the NASDAQ Composite Index and the gaming activities index includes reinvestment of dividends. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

		October 31,
	November 25, 1997
		1998	1999	2000	2001	2002
GameTech International, Inc.	$100	$22	$33	$36	$35	$32
Gaming Activities Industries Average	$100	$81	$80	$117	$134	$164
NASDAQ Composite	$100	$111	$187	$212	$106	$84

REPORT OF THE AUDIT COMMITTEE

        The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the Committee are "independent" of our company and management, as that term is defined in the NASDAQ listing standards.

        The primary responsibility of the Committee is to oversee our (a) financial reporting process on behalf of the Board of Directors, (b) system of internal accounting and financial controls, (c) outside auditors independence and performance, and (d) compliance with any legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

        In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, we received from the independent auditors the letter required by the Independence Standard Board Standard No. 1. The Committee discussed with the independent auditors the auditors' independence from management and our company and considered the compatibility of non-audit services with the auditors' independence. The Committee discussed with management our internal accounting and financials controls as well as legal and regulatory matters.

        The Committee discussed with our independent auditors the overall scope and plans for its audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of its examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The Committee held five meetings during fiscal 2002.

        Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2002 for filing with the Securities and Exchange Commission.

        The Board of Directors has adopted a written charter for the Audit Committee, which was included in our proxy statement for the 2001 annual meeting of stockholders.

Dated: April 15, 2003

Douglas M. Hayes, Chairman
Frederick C. Lane
Charles W. Scharer

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We have appointed Ernst & Young LLP, independent public accountants, to audit our consolidated financial statements for the fiscal year ending October 31, 2003 and recommend that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

        Aggregate fees billed to our company by our principal accounting firm, Ernst & Young LLP, are as follows:

  Audit Fees

        Fees for audit services totaled approximately $296,000 in 2002 and approximately $247,000 in 2001, including fees associated with the annual audit and the reviews of our quarterly reports on Form 10-Q.

  Audit-Related Fees

        Fees for audit-related services totaled approximately $9,000 in 2002 and zero in 2001. Audit-related services principally include consultations and due diligence in connection with proposed or consummated acquisitions.

  Tax Fees

        Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $64,000 in 2002 and $153,000 in 2001.

  All Other Fees

        There were no fees for other services not included above in 2002 or 2001.

        The Audit Committee pre-approves all audit and non-audit services performed by our independent public accounting firm.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Any stockholder that wishes to present any proposal for stockholder action at the next annual meeting of stockholders to be held in 2004 must notify us at our principal offices no later than March 21, 2004 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of stockholders. Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2004, except in circumstances where (i) we receive notice of the proposed matter no later than March 7, 2004, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

        We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: April 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF

GAMETECH INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 20, 2003

        The undersigned shareholder of GameTech International, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 2003, and hereby appoints Andrejs K. Bunkse and Clarence H. Thiesen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of GameTech International, Inc. to be held on May 20, 2003 at 9:00 a.m., local time, at the company's corporate headquarters located at, 900 Sandhill Road, Reno, Nevada and at adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

        CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/*\ Detach here from proxy voting card. /*\

Please mark your votes as indicated in this example	☒

		FOR	WITHOLD AUTHORITY to vote for all nominees listed			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS Nominees: Class I—Term Expiring in 2006	☐	☐	2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS TO THE COMPANY FOR THE FISCAL YEAR ENDING OCTOBER 31, 2003 and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.	☐	☐	☐
(Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee's name below.)
01 Clarence H. Thiesen
02 Douglas M. Hayes
MARK HERE FOR ADDRESS CHANGE BELOW	☐

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

/*\ Detach here from proxy voting card. /*\

QuickLinks

ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS
THIS PROXY IS SOLICITED ON BEHALF OF GAMETECH INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS May 20, 2003